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                                                                      Exhibit 1


                                            Contact:  John Kaiser
                                                      President and CEO
                                                      Biocircuits Corporation
                                                      (408) 752-8706

                                                      James Welch
                                                      Vice President & CFO
                                                      Biocircuits Corporation
                                                      (408) 752-8728

FOR IMMEDIATE RELEASE


                 BIOCIRCUITS ANNOUNCES THAT THE COMPANY HAS
                 INSUFFICIENT FUNDS TO CONTINUE OPERATIONS


SUNNYVALE, CA---MAY 19, 1998---Biocircuits Corporation (Nasdaq: BIOC) today announced that the Company has been unable to secure additional financing or to arrange a sale or merger and currently has insufficient funds to continue operations. Therefore the Company has terminated all employees and ceased all ordinary business operations as of close of business on Monday May 18, 1998. The Company intends to immediately proceed with the orderly liquidation and/or sale of its assets for the benefit of its creditors and shareholders.